Exhibit 99.1

Company Press Release

May 20, 2021	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FIRST QUARTER 2021 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, Tastykake, and other bakery foods, today reported financial results for the company’s 16-week first quarter ended April 24, 2021.

First Quarter Summary:

Compared to the prior year first quarter where applicable

•	Sales decreased 3.5% to $1.302 billion compared to record results in the prior year period driven by the pandemic.

•

Net income increased $77.4 million to $71.7 million due primarily to a $116.2 million charge in the prior year period related to the termination of one of our pension plans. Adjusted net income increased 1.3% to $87.6 million.

•	Adjusted EBITDA(1) decreased 1.0% to $161.6 million. Adjusted EBITDA represented 12.4% of sales, a 30-basis point increase.

•	Diluted EPS increased $0.37 to $0.34. Adjusted diluted EPS(1) was consistent with the prior year period at $0.41.

(1)	Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

CEO’s Remarks:

“Flowers delivered impressive results to start 2021,” said Ryals McMullian, Flowers Foods’ president and CEO. “Our leading brands are thriving, and that strong performance would not be possible without the dedication and perseverance of our team members. I want to extend my sincere thanks for their efforts.

“As the economy reopened in most of the country, our branded retail mix moderated somewhat toward the end of the quarter and foodservice began to recover,” he continued. “However, it is important to note that branded retail demand remains elevated over pre-pandemic levels. To maintain our momentum and sustain the growth of our brands, we are continuing to invest in innovation and marketing. We believe those investments benefited our results in the first quarter, and we expect them, together with our portfolio strategy, digital initiative, and efficiency programs, to drive our future performance. We have performed exceptionally well over the last year and are confident these actions we are taking today, guided by our strategic priorities, are positioning Flowers to deliver results consistent with our long-term financial targets.”

For the 52-week Fiscal 2021, the Company Expects:

•

Sales in the range of approximately $4.234 billion to $4.300 billion, representing a change of approximately -3.5% to -2.0%. This change includes a 1.8% reduction in sales due to one fewer week in fiscal 2021.

•	Diluted EPS in the range of approximately $1.10 to $1.17. The effect of one fewer week in fiscal 2021 impacts EPS by approximately $0.02.

The company’s outlook includes the following assumptions:

•	Depreciation and amortization in the range of $135 million to $140 million

•	Net interest expense of approximately $10 million

•	An effective tax rate of approximately 24.5%

•	Weighted average diluted share count for the year of approximately 213 million shares

•	Capital expenditures for the year in the range of $140 million to $150 million

Matters Affecting Comparability:

Reconciliation of Earnings (Loss) per Share to Adjusted Earnings per Share

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 24, 2021	April 18, 2020
Net income (loss) per diluted common share	$0.34	$(0.03)
Loss on inferior ingredients	NM	—
Project Centennial consulting costs	—	0.01
Business process improvement consulting costs	0.02	—
Legal settlements	—	0.01
Pension plan settlement and curtailment loss	—	0.41
Loss on extinguishment of debt	0.06	—
Other pension plan termination costs	—	NM

Adjusted net income per diluted common share	$0.41	$0.41

NM - not meaningful.

Certain amounts may not add due to rounding.

Consolidated First Quarter Operating Highlights

Compared to the prior year first quarter where applicable

•	Sales decreased 3.5% to $1.302 billion compared to record results in the prior year period driven by the pandemic.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 3.4%

•	Volume: -6.9%

•

Branded retail sales decreased $29.1 million or 3.3% to $861.4 million, store branded retail sales decreased $27.9 million or 14.6% to $162.9 million, while non-retail and other sales increased $9.8 million or 3.6% to $277.9 million.

•

Branded retail sales decreased primarily due to volume declines in white and soft variety bread, as well as cake, partially offset by volume growth in organic and gluten-free products and favorable price/mix.

•	Store branded retail sales decreased primarily due to volume declines as consumer purchasing shifted to branded retail products.

•	Non-retail and other sales increased compared to weak sales in the prior year period caused by the onset of the pandemic. Favorable price/mix was partially offset by lower volume.

•

Net income increased $77.4 million to $71.7 million due primarily to a $116.2 million charge in the prior year period related to the termination of a pension plan, net of sales declines and the loss on extinguishment of debt in the current quarter. Adjusted net income increased 1.3% to $87.6 million.

•	Adjusted EBITDA decreased 1.0% to $161.6 million, representing 12.4% of sales, a 30-basis point increase.

•

Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 49.4% of sales, a 30-basis point decrease. These costs declined as a percentage of sales due to lower short-term compensation and better overall plant efficiencies, partially offset by increased ingredient and packaging expenses as a percentage of revenue. The prior year quarter also included $1.7 million of start-up costs related to the conversion of our Lynchburg, Virginia facility to an organic bakery.

•

Selling, distribution and administrative (SD&A) expenses were 38.5% of sales, a 20-basis point decrease. Excluding matters affecting comparability, adjusted SD&A expenses were 38.2% of sales, unchanged from the prior year period. Lower bad debt expense and distributor distribution fees were partly offset by higher e-commerce marketing expenses.

•	Depreciation and amortization (D&A) expenses were $41.4 million, or 3.2% of sales, a 10-basis point decrease.

Cash Flow, Capital Allocation, and Capital Return

For the first quarter of fiscal 2021, cash flow from operating activities decreased by $8.2 million to $98.0 million, capital expenditures increased $5.6 million to $27.3 million, and dividends paid increased $2.2 million to $42.5 million. Cash and cash equivalents were $250.6 million at the end of the first quarter of fiscal 2021 and were impacted by the issuance of $500 million in 2031 notes, the proceeds of which were partly used to redeem our $400 million notes that would have matured in 2022. We were pleased with the pricing of the notes, particularly given their long maturity.

There are 6.1 million shares authorized for repurchase under the company’s current share repurchase plan. The company expects to continue to make opportunistic share repurchases from time to time under this plan.

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, Flowers Foods will post pre-recorded management remarks and a supporting slide presentation to its website. The company will host a live question and answer webcast at 8:30 a.m. (Eastern) on May 21, 2021. The pre-recorded remarks and the webcast can be accessed at flowersfoods.com/investors and will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2020 sales of $4.4 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Wonder, Canyon Bakehouse, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: flowersfoods.com/contact/media-inquiries

Forward-Looking Statements

Statements contained in this filing and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our future financial condition and results of operations and the ultimate impact of the novel strain of coronavirus (“COVID-19”) on our business, results of operations and financial condition and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in this Annual Report on Form 10-K (the “Form 10-K”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues); and (7) accounting standards or tax rates in the markets in which we operate, (b) the ultimate impact of the COVID-19 outbreak and measures taken in response thereto on our business, results of operations and financial condition, which are highly uncertain and are difficult to predict, (c) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (d) changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store branded products, (e) the level of success we achieve in developing and introducing new products and entering new markets, (f) our ability to implement new technology and customer requirements as required, (g) our ability to operate existing, and any new, manufacturing lines according to schedule, (h) our ability to execute our business strategies which may involve, among other things, (1) the integration of acquisitions or the acquisition or disposition of assets at presently targeted values, (2) the deployment of new systems and technology, and (3) an enhanced organizational structure, (i) consolidation within the baking industry and related industries, (j) changes in pricing, customer and consumer reaction to pricing actions, and the pricing environment among competitors within the industry, (k) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body, or other regulatory developments, that could affect the independent contractor classifications of the independent distributors, (l) increasing legal complexity and legal proceedings that we are or may become subject to, (m) increases in employee and employee-related costs, (n) the credit, business, and legal risks associated with independent distributors and customers, which operate in the highly competitive retail food and foodservice industries, (o) any business disruptions due to political instability, pandemics, armed hostilities, incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (p) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems or risks associated with the planned implementation of a new enterprise resource planning (“ERP”) system; and (q) regulation and legislation related to climate change that could affect our ability to procure our commodity needs or that necessitate additional unplanned capital expenditures. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the Securities and Exchange Commission (“SEC”) or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of the Form 10-K and Part II, Item 1A., Risk Factors of the Form 10-Q for the quarter ended April 24, 2021 for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization, free cash flow, and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company defines free cash flow as operating cash flow minus capital expenditures. The company believes that free cash flow provides investors a better understanding of the company’s liquidity position. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, excluding the impact of asset impairment charges, Project Centennial consulting costs, business process improvement costs, lease terminations and legal settlements, acquisition-related costs, and pension plan settlements. Adjusted income tax expense also excludes the impact of tax reform. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

The company defines net debt as total debt less cash and cash equivalents. Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	April 24, 2021	January 2, 2021
Assets
Cash and cash equivalents	$250,570	$307,476
Other current assets	508,818	502,300
Property, plant and equipment, net	696,780	699,393
Right-of-use leases, net	350,887	334,131
Distributor notes receivable (1)	198,275	204,839
Other Assets	15,312	14,722
Cost in excess of net tangible assets, net	1,251,374	1,260,162

Total assets	$3,272,016	$3,323,023

Liabilities and Stockholders’ Equity
Current liabilities	$409,961	$452,197
Long-term debt	889,577	960,103
Right-of-use lease liabilities (2)	360,118	345,762
Other liabilities	198,989	191,967
Stockholders’ equity	1,413,371	1,372,994

Total liabilities and stockholders’ equity	$3,272,016	$3,323,023

(1)	Includes current portion of $28,743 and $28,427, respectively.
(2)	Includes current portion of $51,245 and $51,908, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 24, 2021	April 18, 2020
Sales	$1,302,168	$1,349,444
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	643,576	670,873
Selling, distribution and administrative expenses	501,973	522,035
Loss on inferior ingredients	122	—
Depreciation and amortization expense	41,386	44,663

Income from operations	115,111	111,873
Other pension (benefit) cost	(125)	143
Pension plan settlement and curtailment loss	—	116,207
Loss on extinguishment of debt	16,149	—
Interest expense, net	4,201	3,314

Income (loss) before income taxes	94,886	(7,791)
Income tax expense (benefit)	23,231	(2,019)

Net income (loss)	$71,655	$(5,772)

Net income (loss) per diluted common share	$0.34	$(0.03)

Diluted weighted average shares outstanding	212,780	211,754

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 24, 2021	April 18, 2020
Cash flows from operating activities:
Net income (loss)	$71,655	$(5,772)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Total non-cash adjustments	55,838	143,651
Changes in assets and liabilities and pension contributions	(29,498)	(31,694)

Net cash provided by operating activities	97,995	106,185

Cash flows from investing activities:
Purchase of property, plant and equipment	(27,278)	(21,700)
Proceeds from sale of property, plant and equipment	2,159	862
Other	6,002	4,021

Net cash disbursed for investing activities	(19,117)	(16,817)

Cash flows from financing activities:
Dividends paid	(42,503)	(40,286)
Payment of contingent consideration	—	(4,700)
Stock repurchases	(1,058)	(783)
Net change in debt borrowings	(81,858)	203,750
Payments on financing leases	(423)	(2,180)
Other	(9,942)	(3,530)

Net cash (disbursed for) provided by financing activities	(135,784)	152,271

Net (decrease) increase in cash and cash equivalents	(56,906)	241,639
Cash and cash equivalents at beginning of period	307,476	11,044

Cash and cash equivalents at end of period	$250,570	$252,683

Flowers Foods, Inc.

Sales by Sales Class and Sales Bridge

(000’s omitted)

Sales by Sales Class	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 24, 2021	April 18, 2020	$ Change	% Change
Branded Retail	$861,354	$890,503	$(29,149)	(3.3)%
Store Branded Retail	162,949	190,849	(27,900)	(14.6)%
Non-Retail and Other	277,865	268,092	9,773	3.6%

Total Sales	$1,302,168	$1,349,444	$(47,276)	(3.5)%

Sales Bridge

For the 16 Week Period Ended April 24, 2021	Volume	Net Price/Mix	Total Sales Change
Flowers Foods	(6.9)%	3.4%	(3.5)%

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings (Loss) per Share to Adjusted Earnings per Share
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 24, 2021	April 18, 2020
Net income (loss) per diluted common share	$0.34	$(0.03)
Loss on inferior ingredients	NM	—
Project Centennial consulting costs	—	0.01
Business process improvement consulting costs	0.02	—
Legal settlements	—	0.01
Pension plan settlement and curtailment loss	—	0.41
Other pension plan termination costs	—	NM
Loss on extinguishment of debt	0.06	—

Adjusted net income per diluted common share	$0.41	$0.41

NM - not meaningful.

Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 24, 2021	April 18, 2020
Sales	$1,302,168	$1,349,444
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	643,576	670,873

Gross Margin excluding depreciation and amortization	658,592	678,571
Less depreciation and amortization for production activities	$23,130	$24,258

Gross Margin	$635,462	$654,313

Depreciation and amortization for production activities	$23,130	$24,258
Depreciation and amortization for selling, distribution and administrative activities	18,256	20,405

Total depreciation and amortization	$41,386	$44,663

	Reconciliation of Selling, Distribution and Administrative Expenses to Adjusted SD&A
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 24, 2021	April 18, 2020
Selling, distribution and administrative expenses (SD&A)	$501,973	$522,035
Project Centennial consulting costs	—	(3,392)
Business process improvement consulting costs	(4,958)	—
Legal settlements	—	(3,220)
Other pension plan termination costs	—	(133)

Adjusted SD&A	$497,015	$515,290

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 24, 2021	April 18, 2020
Net income (loss)	$71,655	$(5,772)
Income tax expense (benefit)	23,231	(2,019)
Interest expense, net	4,201	3,314
Loss on extinguishment of debt	16,149	—
Depreciation and amortization	41,386	44,663

EBITDA	156,622	40,186
Other pension (benefit) cost	(125)	143
Pension plan settlement and curtailment loss	—	116,207
Other pension plan termination costs	—	133
Loss on inferior ingredients	122	—
Project Centennial consulting costs	—	3,392
Business process improvement consulting costs	4,958	—
Legal settlements	—	3,220

Adjusted EBITDA	$161,577	$163,281

Sales	$1,302,168	$1,349,444
Adjusted EBITDA margin	12.4%	12.1%

	Reconciliation of Income Tax Expense (Benefit) to Adjusted Income Tax Expense
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 24, 2021	April 18, 2020
Income tax expense (benefit)	$23,231	$(2,019)
Tax impact of:
Loss on inferior ingredients	31	—
Project Centennial consulting costs	—	848
Business process improvement consulting costs	1,240	—
Legal settlements	—	805
Pension plan settlement and curtailment loss	—	29,052
Other pension plan termination costs	—	33
Loss on extinguishment of debt	4,037	—

Adjusted income tax expense	$28,539	$28,719

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income (Loss) to Adjusted Net Income
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 24, 2021	April 18, 2020
Net income (loss)	$71,655	$(5,772)
Loss on inferior ingredients	91	—
Project Centennial consulting costs	—	2,544
Business process improvement consulting costs	3,718	—
Legal settlements	—	2,415
Pension plan settlement and curtailment loss	—	87,155
Other pension plan termination costs	—	100
Loss on extinguishment of debt	12,112	—

Adjusted net income	$87,576	$86,442

	Reconciliation of Earnings per Share - Full Year Fiscal 2021 Guidance
	Range Estimate
Net income per diluted common share	$1.02	to	$1.09
Business process improvement consulting costs	0.02		0.02
Loss on inferior ingredients	NM		NM
Loss on extinguishment of debt	0.06		0.06

Adjusted net income per diluted common share	$1.10	to	$1.17